Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Collective Audience, Inc. (the Company) on Form S-1 (File No. 333-276512) and Form S-8 (File No. 333-276513), of our report dated April 28, 2023, with respect to our audit of DLQ, Inc.’s carve-out consolidated financial statements as of and for the year ended December 31, 2022 which report is included in this Annual Report on Form 10-K of Collective Audience, Inc. Our report contained an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

/s/ Frazier & Deeter, LLC

Tampa, Florida

July 10, 2024